CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES APPOINTS AVIATION INDUSTRY VETERAN AND FORMER SIKORSKY CORPORATE PRESIDENT CAREY BOND TO BOARD OF DIRECTORS

EDGEWOOD, NY – December 13, 2016 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced that Carey E. Bond, former corporate president at Sikorsky Aircraft, a Lockheed Martin Company, has been appointed to the company’s board of directors, effective immediately. Mr. Bond brings more than three decades of experience in corporate development, strategic planning and international business development in complex aviation organizations. Mr. Bond’s appointment expands the board to eight directors.

"A strategist with a strong operations background, Carey adds vast industry knowledge and business acumen that complements our board’s expertise and experience," said Eric Rosenfeld, Chairman of CPI Aero. “I am thrilled to welcome him to the board and I look forward to working with him.”

Mr. Bond’s career spans over 30 years in the aviation industry, spending 10 years at Sikorsky Aircraft until his retirement in 2015. During his tenure at Sikorsky, he served in various capacities, most recently as President of the Commercial Systems & Services division. Mr. Bond also served as Chief Marketing Officer for Sikorsky from 2008 to 2010 and as Vice President of Corporate Strategy from 2005 to 2008. He has previously served on the boards of privately-held PZL Mielec Aircraft Company, Shanghai Sikorsky Aircraft Company and New Eclipse Aerospace. Mr. Bond received a Master of Business Administration from Texas Christian University.

The company also announced that Kenneth McSweeney, a director since 1998, plans to retire at the end of his term at the company’s next annual meeting. At that time, the number of directors will return to seven.

Mr. Rosenfeld added, “Ken has been a valuable member of the board for more than 18 years and the board and I are thankful and appreciative of the role he has played in the company’s growth and success.“

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index. The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2015, and Form 10-Q for the three-month periods ended March 31, 2016, June 30, 2016, and September 30, 2016. CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com